Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND PLAN OF REORGANIZATION, dated as of April 7, 2004 (this “Agreement”), between CDRV Acquisition Corporation, a Delaware corporation (the “Corporation”), and VWR International, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of the Corporation (“VWR” and, together with the Corporation, the “parties”).

W I T N E S S E T H:

WHEREAS, VWR is a wholly-owned subsidiary of the Corporation;

WHEREAS, the Corporation, acquired all of the issued and outstanding shares of common stock, par value $0.01 per share, of the VWR International Corporation, a Delaware corporation and certain designees of the Corporation acquired a 10% ownership interest in VWR International Immobilien GmbH, a German limited liability company, pursuant to a Stock Purchase Agreement, dated as of February 15, 2004, by and among Merck KGaA, a German partnership limited by shares, Merck Holding GmbH, a German private limited liability company, VWR International Holding Europe GmbH, a German private limited liability company, EMD Chemicals Inc., a New York corporation, and the Corporation (the “Acquisition”);

WHEREAS, the respective boards of directors of the Corporation and VWR has deemed it advisable and in the best interests of the Corporation and its sole stockholder and VWR and its sole shareholder for the Corporation to merge with and into VWR following the consummation of the Acquisition pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”) and the Pennsylvania Business Corporation Law (the “PBCL” and, together with the DGCL, the “Applicable Corporate Laws”), upon the terms and conditions herein set forth;

WHEREAS, pursuant to the Applicable Corporate Laws, the board of directors of the Corporation approved this Agreement on behalf of Corporation and directed it to be submitted to the vote of the sole stockholder of the Corporation;

WHEREAS, pursuant to the Applicable Corporate Laws, the board of directors of VWR approved this Agreement on behalf of VWR and directed it to be submitted to the vote of the sole shareholder of VWR; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger (as defined below) shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Treasury Regulations”), and that each of the Corporation VWR shall be a party to such reorganization within the meaning of Section 368(b) of the Code and Treasury Regulations and by executing this Agreement the parties hereby adopt this Agreement as a plan of reorganization for purposes of Section 368(a) of the Code and the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and the covenants and conditions herein contained, and in accordance with the provisions of the Applicable Corporate Laws, the parties hereto agree as follows:

1.                                       The Merger

1.1.                             In accordance with the provisions of this Agreement and the Applicable Corporate Laws, the Corporation shall be merged with and into VWR (the “Merger”).  VWR shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania.

1.2.                             The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Corporation and VWR, and shall by operation of law become liable for all the debts, liabilities and duties of the Corporation and VWR, to the same extent as if said debts, liabilities, and duties had been incurred or contracted by the Surviving Corporation, as provided in the Applicable Corporate Laws.

1.3.                             The Merger shall become effective at the time when the necessary parties duly file a Certificate of Merger (the “Certificate of Merger”) with the Delaware Secretary of State and the necessary parties duly file Articles of Merger (the “Articles of Merger”) with the Secretary of State of the Commonwealth of Pennsylvania, or at such subsequent time as the parties shall agree and shall be specified in the Certificate of Ownership and Merger and Articles of Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the Applicable Corporate Laws together with any other filings or recordings required under the Applicable Corporate Laws to effectuate the Merger (the “Effective Time”).

1.4.                             The separate corporate existence of the Corporation shall cease at the Effective Time in accordance with the provisions of the Applicable Corporate Laws.

2.                                       Conversion of Shares

2.1.                             Each share of capital stock of the Corporation existing prior to the Effective Time shall, without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof.

2.2.                             Each share of capital stock of VWR outstanding and issued prior to the Effective Time shall, without any action on the part of the holder thereof, be converted into one common share, par value $1.00 per share, of the Surviving Corporation.

3.                                       Certificate of Incorporation

The Articles of Incorporation of VWR shall be the Articles of Incorporation of the Surviving Corporation, as such articles may thereafter be amended from time to time.

4.                                       By-Laws

The By-Laws of VWR shall be the By-Laws of the Surviving Corporation, as such By-Laws may be amended from time to time.

5.                                       Directors and Officers

The directors of VWR shall be the directors of the Surviving Corporation.

The officers of VWR shall be the officers of the Surviving Corporation.

6.                                       Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day (as defined below) following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  “Business Day” means any day on which banks are not required or authorized to close in the City of New York.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                  if to the Corporation, to:

CDRV Acquisition Corporation
c/o Clayton, Dubilier & Rice Fund VI Limited Partnership
1403 Foulk Road
Wilmington, Delaware   19803
Tel:.                         (212) 407-5200
Fax:                           (212) 407-5252
Attention:  Richard J. Schnall

(b)                                 if to VWR to:

VWR International, Inc.
1310 Goshen Parkway
West Chester, PA 19380
Tel:  (610) 431-1700
Fax:  (610) 431-9174
Attention:  Stephen J. Kunst, Esq.

(c)                                  Copies of all notices delivered hereunder shall also be delivered to:

Clayton, Dubilier & Rice, Inc.
375 Park Avenue, 18th Floor
New York, New York  10152
Telephone:                                    (212) 407-5200
Telecopy:                                           (212) 407-5252
Attention:                                         Richard J. Schnall

Debevoise & Plimpton LLP

919 Third Avenue
New York, New York 10022
Telephone No.                 (212) 909 - 6000
Facsimile No.                         (212) 909 - 6836
Attention:  Franci J. Blassberg, Esq.

7.                                       Counterparts; Amendments and Waivers.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this Agreement may be waived, other than in a writing duly executed by the parties hereto.

8.                                       Entire Agreement; Third Party Beneficiaries.

This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement is not intended to confer any right or remedy hereunder upon any natural person, firm, partnership, corporation, company, trust, Governmental entity or any other entity other than each of the parties hereto.

9.                                       Miscellaneous.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity or otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CDRV ACQUISITION CORPORATION

By:		/s/ RICHARD J. SCHNALL
Name: Richard J. Schnall
Title: President

VWR INTERNATIONAL, INC.

By:		/s/ WALTER ZYWOTTEK
Name: Walter Zywottek
	Title:	President and Chief
Executive Officer